Exhibit 99.1

Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS FOURTH QUARTER AND FISCAL 2014 FINANCIAL EARNINGS

Lacey, WA (July 28, 2014) - Anchor Bancorp (NASDAQ: - ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported net income of $298,000 or $0.12 per diluted share, for the fourth quarter of its fiscal year ended June 30, 2014 compared to a net loss of $812,000 or $0.33 per diluted share for the same period last year.  For the fiscal year ended June 30, 2014 the Company reported net income of $423,000 or $0.17 per diluted share compared to a net loss of $255,000 or $0.10 per diluted share for the fiscal year ended June 30, 2013.

“Our year-over-year operating results improved as a result of our continued commitment to improving our credit quality.  Through our focused efforts on resolving our problem assets, nonperforming loans decreased $1.5 million and total classified assets decreased $10.7 million from June 30, 2013 to June 30, 2014.  As a result of these declines, we were able to reduce our general loan loss provision by $750,000 for the year ended June 30, 2014 as compared to 2013. In addition, our total noninterest expense decreased $1.6 million from last year as real estate owned related expenses decreased significantly and improving real estate values in our market enabled us to record substantial gains on the sale of real estate owned. Based on our return to profitability we anticipate that continued profitability will enable us to reverse the valuation allowance associated with our deferred tax asset sometime in the next fiscal year", stated Jerald L. Shaw, the Company's President and Chief Executive Officer.

Fiscal Fourth Quarter Highlights (at or for the period ended June 30, 2014, compared to March 31, 2014, or June 30, 2013):

•	Total classified loans decreased $10.7 million or 61.8% to $6.6 million at June 30, 2014 from $17.3 million at June 30, 2013 and were $9.7 million at March 31, 2014;
•	Total delinquent loans (past due 30 days or more) decreased $2.7 million or 26.5% to $7.5 million at June 30, 2014 from $10.2 million at June 30, 2013;
•	Total nonperforming loans decreased by $1.5 million or 24.2% to $4.7 million at June 30, 2014 from $6.2 million at June 30, 2013; and
•	No provision for loan losses was recorded for the quarter and year ended June 30, 2014 or for the quarter ended June 30, 2013.

Credit Quality

Total delinquent loans (past due 30 days or more), decreased $2.7 million, or 26.5% to $7.5 million at June 30, 2014 from $10.2 million at June 30, 2013.  The ratio of nonperforming loans, which includes nonaccrual loans and loans which are 90 days or more past due, to total loans decreased to 1.6% at June 30, 2014 from 2.2% at June 30, 2013. The continuing steady  improvement in our asset quality has enabled the Company to not record a provision for loan losses since March 31, 2013. The allowance for loan losses of $4.6 million at June 30, 2014 represented 1.6% of loans receivable and 98.1% of nonperforming loans compared to an allowance of $5.1 million at June 30, 2013, representing 1.8% of loans receivable and 83.6% of nonperforming loans.

Anchor Bancpr
July 28, 2014

Nonperforming loans decreased by $51,000 to $4.7 million at June 30, 2014 from $4.8 million at March 31, 2014, and was $6.2 million at both December 31, 2013 and June 30, 2013.  Nonperforming loans consisted of the following at the dates indicated:

	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013

		(In thousands)
Real estate:
One-to-four family	$2,101	$2,222	$2,245	$4,758
Multi-family	158	158	158	—
Commercial	2,070	1,898	3,145	—
Land	150	153	125	734
Total real estate	4,479	4,431	5,673	5,492
Consumer:
Home equity	—	141	477	428
Automobile	—	—	—	2
Credit cards	—	—	—	18
Total consumer	—	141	477	448
Business:
Commercial business	235	193	40	219
Total	$4,714	$4,765	$6,190	$6,159

We continue to restructure our delinquent loans, when appropriate, so our borrowers can continue to make payments while minimizing the Company's potential loss.  As of June 30, 2014, March 31, 2014, and June 30, 2013 there were 45, 47, and 48 loans, respectively, with aggregate net principal balances of $11.3 million, $13.5 million, and $17.5 million, respectively, that we have identified as “troubled debt restructures.”  At June 30, 2014, March 31, 2014, December 31, 2013, and June 30, 2013 there were $2.2 million, $1.8 million, $1.7 million, and $3.6 million, respectively, of “troubled debt restructures” included in the nonperforming loans above.

As of June 30, 2014, the Company had 20 real estate owned ("REO") properties with an aggregate book value of $5.1 million compared to19 properties with an aggregate book value of $5.5 million at March 31, 2014 and 21 properties with an aggregate book value of $6.2 million at June 30, 2013.  The decrease in number of properties during the year ended June 30, 2014 was primarily attributable to ongoing sales of residential properties.  During the quarter ended June 30, 2014, the Company sold one commercial real estate property for $1.3 million, four residential real estate properties for $478,000 and three land parcels for $48,000 resulting in an aggregate gain on sale of $364,000.  At June 30, 2014, the largest of the REO properties was a commercial real estate property totaling $3.4 million located in Pierce County, Washington.

The following is a summary of our REO properties listed by property type and county location:

	County					Number of properties	Percent of Total REO
	Grays Harbor	Thurston	Pierce	All Other	Total
	(In thousands)
REO:
One-to-four family	$497	$166	$—	$555	$1,218	11	24.0%
Commercial	149	—	3,415	121	3,685	4	72.8
Land	58	88	18	—	164	5	3.2
Total	$704	$254	$3,433	$676	$5,067	20	100.0%

Anchor Bancorp
July 28, 2014

Capital

As of June 30, 2014, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 13.6%, 16.8% and 18.0%, respectively.  As of June 30, 2013, these ratios were 11.4%, 16.7%, and 18.0%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 14.0%, 17.1%, and 18.3% as of June 30, 2014.  As of June 30, 2013, these ratios were 11.7%, 17.2% and 18.4%, respectively.

Balance Sheet Review

Total assets decreased by $63.1 million, or 14.0%, to $389.1 million at June 30, 2014 from $452.2 million at June 30, 2013. Cash and cash equivalents decreased $50.6 million or 77.4% as we used our excess cash to repay $47.4 million of maturing FHLB advances. Securities available-for-sale and held-to-maturity decreased $9.4 million, or 19.4% and $1.5 million, or 14.9%, respectively. The decreases in securities were primarily the result of contractual principal repayments.

Loans receivable, net, increased $4.0 million or 1.5% to $281.5 million at June 30, 2014 from $277.5 million at June 30, 2013 as a result of new loan production exceeding principal reductions. Construction and land loans increased $12.8 million, net or 117.1% to $23.8 million at June 30, 2014 from $11.0 million at June 30, 2013. Of that increase $9.9 million is related to hotel. The residual increases are commercial real estate properties. Multi-family loans increased $9.1 million or 23.6% to $47.5 million at June 30, 2014 from $38.4 million at June 30, 2013.  Commercial real estate loans increased $969,000 or 0.9% to $107.8 million at June 30, 2014 from $106.9 million at June 30, 2013. Partially offsetting these increases, one-to-four family loans decreased $10.9 million or 14.7% to $63.0 million from $73.9 million at June 30, 2013 and commercial business loans decreased $1.5 million or 8.1% to $16.7 million at June 30, 2014 from $18.2 million at June 30, 2013.  In addition, consumer loans decreased $6.8 million or 19.3% to $28.3 million at June 30, 2014 from $35.1 million at June 30, 2013 as consumers continue to reduce their debt. The demand for loans in our market area has been modest during the current economic recovery.

Anchor Bancorp
July 28, 2014

Loans receivable consisted of the following at the dates indicated:

	June 30, 2014	March 31, 2014	June 30, 2013
	(In thousands)
Real estate:
One-to-four family	$63,009	$65,928	$73,901
Multi-family	47,507	46,863	38,425
Commercial	107,828	108,178	106,859
Construction	19,690	11,234	5,641
Land loans	4,126	4,334	5,330
Total real estate	242,160	236,537	230,156

Consumer:
Home equity	20,894	21,612	25,835
Credit cards	3,548	3,675	4,741
Automobile	1,073	1,216	1,850
Other consumer	2,838	2,629	2,723
Total consumer	28,353	29,132	35,149

Business:
Commercial business	16,737	15,369	18,211

Total Loans	287,250	281,038	283,516

Less:
Deferred loan fees	1,100	1,075	915
Allowance for loan losses	4,624	4,197	5,147
Loans receivable, net	$281,526	$275,766	$277,454

Anchor Bancorp
July 28, 2014

Total liabilities decreased $64.4 million between June 30, 2014 and June 30, 2013, primarily as the result of a $47.4 million or 73.0% decrease in Federal Home Loan Bank advances and a $17.6 million or 5.3% decline in deposits.

Deposits consisted of the following at the dates indicated:

	June 30, 2014		March 31, 2014		June 30, 2013
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$41,149	13.2%	$41,551	13.2%	$39,713	12.1%
Interest-bearing demand deposits	22,771	7.3	22,004	7.0	20,067	6.1
Money market accounts	69,610	22.4	72,434	22.9	82,603	25.1
Savings deposits	39,693	12.8	40,229	12.7	36,518	11.1
Certificates of deposit	137,811	44.3	139,516	44.2	149,683	45.6
Total deposits	$311,034	100.0%	$315,734	100.0%	$328,584	100.0%

Total stockholders' equity increased $1.3 million or 2.5% to $53.7 million at June 30, 2014 from $52.4 million at June 30, 2013. The increase was primarily due to the $761,000 decrease in accumulated other comprehensive loss representing a decline in our unrealized losses on securities available-for-sale and our net income of $423,000 for year the ended June 30, 2014.

Operating Results

Net interest income. Net interest income before the provision for loan losses increased $291,000, or 9.2%, to $3.5 million for the quarter ended June 30, 2014 from $3.2 million for the quarter ended June 30, 2013.  For the year ended June 30, 2014, net interest income before the provision for loan losses decreased $855,000 or 5.7% to $14.1 million from $15.0 million for fiscal 2013. Average loans receivable, net, for the quarter ended June 30, 2014 decreased $6.0 million or 2.1% to $282.2 million from $288.2 million for the quarter ended June 30, 2013.  For the year ended June 30, 2014, average loans receivable, net, decreased $9.7 million or 3.3% to $282.6 million from $292.3 million for the year ended June 30, 2013.

The Company's net interest margin increased 90 basis points to 3.93% for the fourth quarter ended June 30, 2014 from 3.03% for the comparable period in 2013.  The yield on mortgage-backed securities increased to 1.88% from 0.64% for the same period in the prior year. The average yield on interest-earning assets increased 82 basis points to 4.91% from 4.09% for the quarters ended June 30, 2014 and 2013.  The average cost of interest-bearing liabilities decreased four basis points to 1.19% for the fourth quarter ended June 30, 2014 compared to 1.23% for the same period in the prior year. For the year ended June 30, 2014, the Company's net interest margin increased 34 basis points to 3.87% compared to 3.53% for the year ended June 30, 2013.  The improvement in our net interest margin compared to the same quarter last year and a year ago reflects a significant reduction in the adverse effect of nonperforming assets and reductions in the cost of deposits and Federal Home Loan Bank  ("FHLB") advances. The average yield on interest-earning assets increased 22 basis points to 4.88% for the year ended June 30, 2014 compared to 4.66% for the same period in the prior year. The average cost of interest-bearing liabilities decreased 10 basis points to 1.20% for the year ended June 30, 2014 compared to 1.30% for the same period of the prior year reflecting the low interest rate environment that has persisted throughout the year.

Provision for loan losses. In connection with its analysis of the loan portfolio at June 30, 2014, management determined that no provision for loan losses was required for the quarter ended June 30, 2014 and there was no provision for the same period of the prior year.  There was no provision for loan losses for the year ended June 30, 2014 compared to $750,000 for last year, reflecting the decline in the amount of our nonperforming loans during the year.

Noninterest income. Noninterest income decreased $149,000, or 13.0%, to $1.0 million for the quarter ended June 30, 2014 compared to $1.1 million for the same quarter a year ago. The decrease in noninterest income was primarily attributable to the $99,000 or 49.7% decrease in other income from $199,000 and to no gain on sales of investments in the quarter ended June 30, 2014 compared to $70,000 for the same quarter a year ago.  Noninterest income decreased $849,000 or 17.2% to $4.1 million during the year ended June 30, 2014 compared to $4.9 million for the same period in 2013 primarily due to a $436,000 decline in gain on sales of loans and a $237,000 decline in other income due to the decrease in interest rate lock fees reflecting the decline in loan sales.

Anchor Bancorp
July 28, 2014

Noninterest expense. Noninterest expense decreased $968,000, or 18.9%, to $4.2 million for the quarter ended June 30, 2014 from $5.1 million for the quarter ended June 30, 2013. The decrease was primarily due to a gain on sale of REO property increasing $343,000 or 1,633.3% to $364,000 from $21,000 and REO impairment expense declining $528,000 or 77.0% to $158,000 from $686,000.  Noninterest expense decreased $1.6 million or 8.4% in the year ended June 30, 2014 to $17.8 million from $19.4 million for the year ended June 30, 2013.  The decrease was due to a decrease in REO impairment expense of $397,000 and an increase of $313,000 in the gain on sale of REO as compared to the same period in 2013, reflecting the stabilization in the real estate market.  Also contributing to the decrease was a decline in occupancy and equipment and compensation and benefits expenses which decreased $349,000 and $341,000, respectively, from the previous year. The decreases reflect the realized savings from the closure of one Wal-Mart branch and one leased branch.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 11 full-service banking offices (including two Wal-Mart store locations) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington.  In addition we have one loan production office located in Grays Harbor County.  The Company's common stock is traded on the NASDAQ Global Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and nonperforming assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, rite-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions including the requirements and restrictions that have been imposed  under the Supervisory Directive the Bank entered into with the FDIC and the Washington DFI and the possibility that noncompliance by the Bank could result in the imposition of additional requirements or restrictions; and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.anchornetbank.com and on the SEC’s website at www.sec.gov. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.  These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us, and could negatively affect the Company’s operations and stock price performance.

Anchor Bancorp
July 28, 2014

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands), (unaudited)	June 30, 2014	March 31, 2014	June 30, 2013
ASSETS
Cash and cash equivalents	$14,758	$22,083	$65,353
Securities available-for-sale, at fair value	38,917	40,398	48,308
Securities held-to-maturity, at amortized cost	8,765	9,063	10,295
Loans held for sale	—	—	222
Loans receivable, net of allowance for loan losses of $4,624, $4,197 and $5,147	281,526	275,766	277,454
Life insurance investment, net of surrender charges	19,428	19,296	18,879
Accrued interest receivable	1,236	1,277	1,583
Real estate owned, net	5,067	5,529	6,212
Federal Home Loan Bank (FHLB) stock, at cost	6,046	6,105	6,278
Property, premises and equipment, net	11,313	11,381	11,394
Deferred tax asset, net	555	555	555
Prepaid expenses and other assets	1,517	1,721	5,646
Total assets	$389,128	$393,174	$452,179
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$41,149	$41,551	$39,713
Interest-bearing	269,885	274,183	288,871
Total deposits	311,034	315,734	328,584

FHLB advances	17,500	17,500	64,900
Advance payments by borrowers for taxes and insurance	891	1,447	791
Supplemental Executive Retirement Plan liability	1,715	1,657	1,703
Accounts payable and other liabilities	4,313	3,996	3,833
Total liabilities	335,453	340,334	399,811

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—	—
Common stock, $.01 par value per share, authorized 45,000,000 shares; 2,550,000 shares issued at June 30, 2014, March 31, 2014 and June 30, 2013 and 2,473,981, 2,469,533 and 2,464,433 shares outstanding at June 30, 2014, March 31, 2014 and June 30, 2013, respectively	25	25	25
Additional paid-in capital	23,293	23,267	23,229
Retained earnings, substantially restricted	31,914	31,616	31,491
Unearned Employee Stock Ownership Plan (ESOP) shares	(797)	(805)	(856)
Accumulated other comprehensive loss, net of tax	(760)	(1,263)	(1,521)
Total stockholders’ equity	53,675	52,840	52,368
Total liabilities and stockholders’ equity	$389,128	$393,174	$452,179

Anchor Bancorp
July 28, 2014

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share data) (unaudited)	Three Months Ended June 30,		Year Ended June 30,
	2014	2013	2014	2013
Interest income:
Loans receivable, including fees	$4,076	$4,106	$16,718	$18,040
Securities	18	59	115	242
Mortgage-backed securities	227	98	956	1,445
Total interest income	4,321	4,263	17,789	19,727
Interest expense:
Deposits	707	788	2,936	3,522
FHLB advances	158	310	745	1,242
Total interest expense	865	1,098	3,681	4,764
Net interest income before provision for loan losses	3,456	3,165	14,108	14,963
Provision for loan losses	—	—	—	750
Net interest income after provision for loan losses	3,456	3,165	14,108	14,213
Noninterest income
Deposit service fees	416	355	1,562	1,468
Other deposit fees	198	198	790	863
Gain on sale of investments	—	70	—	70
Loans fees	144	167	657	712
Gain on sale of loans	7	9	8	444
Bank owned life insurance	132	148	549	621
Other income	100	199	509	746
Total noninterest income	997	1,146	4,075	4,924
Noninterest expense
Compensation and benefits	2,054	2,040	8,100	8,441
General and administrative expenses	738	795	3,086	3,277
Real estate owned impairment	158	686	1,090	1,487
Real estate owned holding costs	117	76	447	496
Federal Deposit Insurance Corporation (FDIC) insurance premiums	115	163	505	651
Information technology	410	543	1,710	1,661
Occupancy and equipment	457	488	1,833	2,182
Deposit services	262	152	725	651
Marketing	208	179	679	584
Loss (gain) on sale of property, premises and equipment	—	22	(8)	56
Gain on sale of real estate owned	(364)	(21)	(407)	(94)
Total noninterest expense	4,155	5,123	17,760	19,392
Loss before provision for income taxes	298	(812)	423	(255)
Provision for income taxes	—	—	—	—
Net income (loss)	$298	$(812)	$423	$(255)
Basic earnings (loss) per share	$0.12	$(0.33)	$0.17	$(0.10)
Diluted earnings (loss) per share	$0.12	$(0.33)	$0.17	$(0.10)

Anchor Bancorp
July 28, 2014

	As of or For the Quarter Ended (unaudited)
	June 30, 2014	March 31, 2014	December 31, 2013	June 30, 2013
	(Dollars in thousands)
SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	0.30%	0.39%	(0.25)%	(0.71)%
Return (loss) on average equity (2)	2.31	3.01	(1.94)	(6.26)
Average equity-to-average assets (3)	13.17	13.10	12.91	11.34
Interest rate spread(4)	3.72	3.89	3.70	2.86
Net interest margin (5)	3.93	4.09	3.89	3.03
Efficiency ratio (6)	93.3	91.8	105.5	118.8
Average interest-earning assets to average interest-bearing liabilities	121.0	120.3	118.8	116.8
Other operating expenses as a percent of average total assets	4.3	4.4	4.8	4.5

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	13.6	13.5	13.2	11.4
Tier 1 risk-based	16.8	17.0	17.3	16.7
Total risk-based	18.0	18.3	18.5	18.0

ASSET QUALITY
Nonaccrual and 90 days or more past due loans as a percent of total loans	1.6	1.7	2.2	2.2
Allowance for loan losses as a percent of total loans	1.6	1.5	1.5	1.8
Allowance as a percent of total nonperforming loans	98.1	88.1	69.0	83.6
Nonperforming assets as a percent of total assets	2.5	2.6	2.9	2.7
Net charge-offs (recoveries) to average outstanding loans	(0.15)	0.03	0.24	0.1
Classified loans	$6,608	$9,665	$12,361	$17,290
_____________________
(1)	Net income (loss) divided by average total assets, annualized.
(2)	Net income (loss) divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.